SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2008
Haights Cross Communications, Inc.
(Exact Name Of Registrant As Specified In Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

333-109381	13-4087398

(Commission File Number)	(I.R.S. Employer Identification No.)

10 New King Street, White Plains, New York	10604

(Address of Principal Executive Offices)	(Zip Code)
(914) 289-9400
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-2.1: ASSET PURCHASE AGREEMENT
EX-99.1: UNAUDITED PRO FORMA FINANCIAL INFORMATION

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On August 28, 2008, Haights Cross Communications, Inc. (the “Company”) completed the sale, effective as of August 27, 2008, of substantially all of the assets of its wholly-owned indirect subsidiary, Sundance/Newbridge Educational Publishing, LLC, a Delaware limited liability company (“Sundance”) (the “Sale”), pursuant to an Asset Purchase Agreement by and among The Rowman & Littlefield Publishing Group, Inc., a Maryland corporation (“Rowman”), Sundance/Newbridge, LLC, a Delaware limited liability company and wholly-owned subsidiary of Rowman (“S/N Acquisition Sub” and together with Rowman, the “Purchasers”), Haights Cross Operating Company, a Delaware corporation and wholly-owned direct subsidiary of the Company (“HCOC”), and Sundance (the “Asset Purchase Agreement”).
     Pursuant to the Asset Purchase Agreement, the Purchasers paid Sundance approximately $5.9 million and agreed to pay Sundance (i) an earn out based upon sales of Sundance/Newbridge titles above a threshold amount over a period of five years from the date of closing and (ii) additional amounts based upon excess collections of accounts receivables included in the sale. In connection with the sale, Triumph Learning, LLC, an affiliate of Sundance and a wholly owned subsidiary of HCOC, entered into an agreement with S/N Acquisition Sub to provide order fulfillment services on arm’s length terms.
     As previously reported in the Company’s Form 10-Q for the quarterly period ended June 30, 2008, the Purchasers filed a complaint against HCOC and Sundance in the Circuit Court for Prince George’s County, Maryland, on August 11, 2008, relating to the negotiations to sell certain of the Sundance assets to the Purchasers (the “Complaint”). In connection with the completion of the Sale, the Purchasers provided HCOC and Sundance with a release of all claims relating to the Complaint and executed a voluntary stipulation of dismissal with prejudice.
     Sundance, the Company’s K-12 Supplemental Education segment, published supplemental reading materials for the PreK-8 market under the well-known imprints Sundance Publishing and Newbridge Educational Publishing. The Sundance imprint published supplemental educational materials for shared reading, guided reading, independent reading, phonics, and comprehension skills for students in PreK-8. Sundance also marketed non-proprietary, supplemental literature products for students in grades K-6. The Newbridge imprint published nonfiction, guided reading materials, Big Books and teachers’ guides in the content areas of standards-based science, social studies, and math for students in PreK-8.
     The above discussion of the Sale Agreement is qualified in its entirety by reference to the text of the agreement, a copy of which is attached as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (b) Pro forma Financial Information
     The following unaudited pro forma consolidated financial statements of the Company include adjustments to the Company’s historical financial statements to reflect the disposition of Sundance/Newbridge and also to reflect the sale of Oakstone Publishing, LLC, which was previously reported on the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 7, 2008.
     The historical financial information of the Company has been derived from the historical audited and unaudited consolidated financial statements of the Company included in the Annual Report on Form 10-K for the years ended December 31, 2007, 2006 and 2005 and the quarterly Report on Form 10-Q for the quarter ended June 30, 2008. The unaudited pro forma consolidated statement of operations for the years ended December 31, 2007, 2006 and 2005 and the six months ended June 30, 2008 was prepared as if the disposition occurred on January 1st of each presented period. The unaudited pro forma balance sheet was prepared as if the disposition occurred as of June 30, 2008. The pro forma adjustments are based on factually supportable available information.
     The unaudited pro forma statements presented do not purport to represent what the results of operations or financial position of the Company would have been had the transaction occurred on the dates noted above, or to project the results of operations or financial position of the Company for any future periods. In the opinion of management, all necessary adjustments to the unaudited pro forma financial information have been made.
     The unaudited pro forma consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and related notes thereto of the Company included in the 2007, 2006 and 2005 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2008.
     The Company’s Unaudited Pro Forma Financial Information is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
(d)	Exhibits.

Exhibit
Number	Description

2.1
Asset Purchase Agreement by and among The Rowman & Littlefield Publishing Group, Inc., Sundance/Newbridge, LLC, Haights Cross Operating Company and Sundance/Newbridge Educational Publishing, LLC, dated August 27, 2008

99.1	Haights Cross Communications, Inc. Unaudited Pro Forma Financial Information

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2008	HAIGHTS CROSS COMMUNICATIONS, INC.
	By:	/s/ Mark Kurtz
		Name:	Mark Kurtz
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

2.1
Asset Purchase Agreement by and among The Rowman & Littlefield Publishing Group, Inc., Sundance/Newbridge, LLC, Haights Cross Operating Company and Sundance/Newbridge Educational Publishing, LLC, dated as of August 27, 2008

99.1	Haights Cross Communications, Inc. Unaudited Pro Forma Financial Information